As filed with the Securities and Exchange Commission on August 6, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IOTHREE LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

140 Paya Lebar Road #07-02
AZ @ Paya Lebar, Singapore 409015

(Address of Principal Executive Offices, including zip code)

IOTHREE LIMITED 2025 EQUITY INCENTIVE PLAN

(Full title of the plan)

Copies of Correspondence to:

Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, NY 10168 800-221-0102 (Name, address, and telephone number, including area code, of agent for service)	Kevin (Qixiang) Sun, Esq. BEVILACQUA PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 202-869-0888

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity incentive plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed or furnished by IOTHREE LIMITED (the “Registrant”) with the Commission, are incorporated in this Registration Statement by reference:

(1)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2025, filed with the Commission on June 30, 2025, as amended by Amendment No. 1 filed with the Commission on August 6, 2025;

(2)	The Registrant’s Reports on Form 6-K furnished with the Commission on April 15, 2025, April 28, 2025, and June 6, 2025; and

(3)	The description of the Registrant’s ordinary shares, of par value of $0.00625 each, contained in the Registrant’s registration statement on Form 8-A12B filed on April 9, 2025 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including any amendment or reports filed hereafter for the purpose of updating such description.

All documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all of the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The amended and restated memorandum and articles of association of the Registrant provide that the Registrant shall indemnify its directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

The Registrant has entered into indemnification agreements with the Registrant’s directors and executive officers which provide, among other things, that the Registrant will indemnify its directors and executive officers to the fullest extent permitted by Cayman Islands law from and against all liabilities, costs, charges and expenses incurred as a result of directors and executive officers actions in the exercise of their duties as a director or officer.

The Registrant has purchased directors and officers (D&O) liability insurance, covering the period from April 10, 2025 to April 9, 2026. This insurance provides coverage for claims made against its directors, officers and certain employees arising from alleged wrongful acts in their official capacities. It also includes reimbursements to the Registrant when it is required or permitted to indemnify those individuals, as well as coverage for reasonable expenses incurred in preparing self-reports or responding to regulatory inquiries.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or persons controlling the Registrant under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Report on Form 6-K filed on April 15, 2025)

5.1*	Opinion of Harney Westwood & Riegels

23.1*	Consent of Audit Alliance LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the Signature Page to this Registration Statement)

99.1*	iOThree Limited 2025 Equity Incentive Plan

107.1*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on this 6th day of August, 2025.

IOTHREE LIMITED

By:	/s/ Eng Chye Koh
Name:	Eng Chye Koh
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this Registration Statement on Form S-8 appears below hereby constitutes and appoints Eng Chye Koh and Fui Chu Lo, and each of them acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

*****

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eng Chye Koh	Chief Executive Officer and Chairman	August 6, 2025
Eng Chye Koh	(Principal Executive Officer)

/s/ Fui Chu Lo	Chief Financial Officer	August 6, 2025
Fui Chu Lo	(Principal Financial and Accounting Officer)

/s/ Joanna Hui Cheng Soh	Chief Commercial Officer and Director	August 6, 2025
Joanna Hui Cheng Soh

/s/ Wai Man Raymond Cheung	Director	August 6, 2025
Wai Man Raymond Cheung

/s/ Ser Chiang Ng	Director	August 6, 2025
Ser Chiang Ng

/s/ Yuanting Zhang	Director	August 6, 2025
Yuanting Zhang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of iOThree Limited has signed this registration statement or amendment thereto in New York, New York on August 6, 2025.

United States Authorized Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.